                                                                    EXHIBIT 2B

                          AGREEMENT AND PLAN OF MERGER

                                     among

                        Columbia Natural Resources, Inc.

                        Appalachian Acquisition Company

                                      and

                                  Alamco, Inc.

                               TABLE OF CONTENTS

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
ARTICLE  1  DEFINITIONS.............................................................     1
ARTICLE  2  THE MERGER..............................................................     1
   2.1      Effective Time of the Merger............................................     1
   2.2      Closing.................................................................     1
   2.3      Effects of the Merger...................................................     1
ARTICLE  3  CONVERSION OF SHARES; PAYMENT OF MERGER CONSIDERATION...................     2
   3.1      Conversion of Shares....................................................     2
   3.2      Payment.................................................................     2
ARTICLE  4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................     3
   4.1      Organization and Good Standing..........................................     3
   4.2      Capitalization of the Company...........................................     3
   4.3      Subsidiaries............................................................     3
   4.4      Authority; No Conflicts.................................................     4
   4.5      SEC Filings.............................................................     4
   4.6      Consents................................................................     5
   4.7      No Brokers..............................................................     5
   4.8      Proxy Statement.........................................................     5
   4.9      Absence of Changes......................................................     5
   4.10     Absence of Undisclosed Liabilities......................................     6
   4.11     Tax Returns.............................................................     6
   4.12     Trade Names and Rights..................................................     6
   4.13     Material Contracts......................................................     6
   4.14     Contracts and Permits...................................................     6
   4.15     Labor Matters...........................................................     7
   4.16     Benefit Plans...........................................................     7
   4.17     Litigation..............................................................     8
   4.18     Absence of Sensitive Payments...........................................     8
   4.19     Compliance with Laws....................................................     8
   4.20     Disclaimers.............................................................     8
ARTICLE  5  REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB.........................     9
   5.1      Organization and Good Standing..........................................     9
   5.2      Execution and Effect of Agreement.......................................     9
   5.3      No Conflicts............................................................     9
   5.4      Consents................................................................     9
   5.5      Availability of Funds...................................................    10
   5.6      No Brokers..............................................................    10
   5.7      Proxy Statement and Other Information...................................    10
ARTICLE  6  ADDITIONAL PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES..........    10
   6.1      Limitation; No Survival.................................................    10
   6.2      Right to Update Schedules...............................................    10
   6.3      Schedules and Exhibits..................................................    10
ARTICLE  7  ADDITIONAL COVENANTS AND UNDERTAKINGS...................................    10
   7.1      Stockholder Approval....................................................    10
   7.2      Further Assurances and Assistance.......................................    11
   7.3      Access to Information...................................................    11
   7.4      Conduct of Business Prior to Closing....................................    12
   7.5      H-S-R Act...............................................................    13


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
   7.6      Books and Records.......................................................    13
   7.7      Inquiries and Negotiations..............................................    13
   7.8      Indemnification; Director's and Officer's Insurance.....................    13
   7.9      Notice of Default.......................................................    14
   7.10     Benefit Matters After Closing...........................................    14
ARTICLE  8  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE.............    15
   8.1      Conditions Precedent to the Obligation of Buyer and Sub.................    15
   8.2      Conditions Precedent to the Obligation of the Company...................    15
ARTICLE  9  EXPENSES................................................................    16
ARTICLE 10  TERMINATION.............................................................    16
  10.1      Termination.............................................................    16
  10.2      Deposit Escrow..........................................................    17
  10.3      Break-Up Fee............................................................    17
ARTICLE 11  NOTICES.................................................................    17
ARTICLE 12  MISCELLANEOUS...........................................................    18
  12.1      Headings................................................................    18
  12.2      Schedules and Exhibits..................................................    18
  12.3      Execution in Counterparts...............................................    18
  12.4      Entire Agreement........................................................    18
  12.5      Governing Law...........................................................    18
  12.6      Modification............................................................    18
  12.7      Successors and Assigns..................................................    18
  12.8      Waiver..................................................................    18
  12.9      Severability............................................................    18
  12.10     Announcements...........................................................    19

ANNEX I DEFINITIONS

EXHIBITS

A -- Certificate of Incorporation

B -- Escrow Agreement

SCHEDULES

 4.3 -- Subsidiaries

 4.4 -- Conflicts

 4.6 -- Company Consents

 4.9 -- Absence of Changes

4.12 -- Trade Names

4.13 -- Material Contracts

4.14 -- Contracts and Permits

4.15 -- Labor Matters

4.16 -- Benefit Plans

4.17 -- Litigation

 5.4 -- Buyer and Sub Consents

 7.4 -- Transactions Prior to Closing

 8.1 -- Indemnified Individuals

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of this 27th day of May, 1997, is entered into by and among Columbia Natural Resources, Inc., a Texas corporation ("Buyer"), Appalachian Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and Alamco, Inc., a Delaware corporation (the "Company"). The Company and Sub are the only parties to the merger hereby contemplated and are sometimes referred to herein as the "Constituent Corporations," and the Company is sometimes referred to herein as the "Continuing Corporation."

                                  WITNESSETH:

     WHEREAS, the Company is an independent gas and oil producer engaged in the acquisition, exploitation, exploration, development and production of natural gas and oil primarily in West Virginia, Tennessee and Kentucky.

     WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved this Agreement and deem it advisable and in the best interests of their respective corporations and stockholders that Sub merge with and into the Company on the terms and conditions herein set forth, whereby the Company will become a wholly-owned subsidiary of Buyer (the "Merger").

     NOW, THEREFORE, for the purpose of consummating the above transaction and in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     As used in this Agreement, capitalized terms shall have the meanings specified in the text hereof or on Annex I hereto (which is incorporated herein by reference), which meanings shall be applicable to both the singular and plural forms of the terms defined.

                                   ARTICLE 2

                                   THE MERGER

     2.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a Certificate of Merger (the "Certificate of Merger") in such form as required by the relevant provisions of the Delaware General Corporation Law (the "GCL") shall be duly prepared, executed and acknowledged by each of the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the GCL, on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     2.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, Pennsylvania 15222-2312 at 10:00 a.m., prevailing time, on (i) the earlier of
(A) October 15, 1997 and (B) the first Business Day after the last of the conditions set forth in Article 8 is fulfilled or waived, or (ii) on such other date as is specified by Buyer and the Company after all of the conditions to the Merger set forth in Article 8 have been satisfied or waived, subject to the rights of termination and abandonment hereinafter set forth (the "Closing Date").

     2.3 Effects of the Merger.

     (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, (ii) the Certificate of Incorporation of the Company, as the Continuing Corporation, shall be amended to read in its entirety as set forth in Exhibit A, (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation, and (iv) the officers and directors of Sub at the Effective Time shall be the officers and directors of the Continuing Corporation and hold office as provided in the Bylaws of the Continuing Corporation.

     (b) At and after the Effective Time, the Continuing Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Continuing Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Continuing Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

                                   ARTICLE 3

                         CONVERSION OF SHARES; PAYMENT
                            OF MERGER CONSIDERATION

     3.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Sub or the Company:

     (a) All issued and outstanding shares of Stock of the Company shall be canceled and extinguished and each share shall be converted into the right to receive $15.75 in cash (the "Merger Consideration"). Until surrendered, the certificates representing shares of the Company's Stock shall represent for all purposes only the right to receive the Merger Consideration. At and after the Effective Time, the holders of such certificates shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the GCL.

     (b) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Continuing Corporation. Until surrender, each certificate representing shares of Sub Common Stock shall, following the Merger, represent for all purposes a like number of shares of Common Stock of the Continuing Corporation as the number of shares of Common Stock of Sub formerly represented by such certificate.

     (c) The parties acknowledge that options to purchase shares of Stock (the "Options") shall not be converted into and become rights to purchase shares of Common Stock of the Continuing Corporation. Accordingly, the Company shall take all necessary action to provide that all options under the Benefit Plans listed on Schedule 4.16 shall become exercisable in full prior to the Effective Date of the Merger, in accordance with the terms of the relevant Benefit Plans. For purposes of this Agreement, all shares of Stock receivable upon exercise of the Options and the Warrant shall be deemed outstanding at the Effective Time of the Merger, to the extent the Options and the Warrant have not, in fact, been exercised, and holders of such Options and the Warrant shall be entitled to receive the Merger Consideration payable for the aggregate number of shares of Stock subject to such Options or the Warrant less the sum of (i) any applicable withholding and (ii) the aggregate amount of the exercise price for the aggregate number of shares of Stock subject to such Option or the Warrant.

     3.2 Payment.

     (a) Simultaneously with the execution and delivery of this Agreement, $5,000,000 (the "Deposit Escrow") shall be delivered to Bank One, Texas, National Association to be held in escrow pursuant to the Escrow Agreement in the form of Exhibit B hereto (the "Escrow Agreement"). At the Closing, Buyer and the Company shall cause the Deposit Escrow to be released to the Disbursing Agent.

     (b) Five Business Days prior to the Effective Date, the Company shall designate a bank account to receive the Aggregate Merger Consideration. Sub shall, immediately prior and as a condition to the Merger, pay the Aggregate Merger Consideration less the amount of the Deposit Escrow by wire transfer to the account designated by the Company and such Aggregate Merger Consideration shall thereafter be disbursed to the stockholders of the Company by the Disbursing Agent.

     (c) As soon as practicable after the Effective Time, the Disbursing Agent shall mail or otherwise cause to be delivered to each record holder of certificates representing shares of the Company's Stock who has not already delivered a transmittal form and related stock certificates to the Disbursing Agent, a notice and transmittal form for use in effecting the surrender of such holder's stock certificates for payment therefor. Upon surrender to the Disbursing Agent of stock certificates together with such letter of transmittal duly executed, the holder of such certificate(s) shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares of Stock previously represented by such certificate and the Merger Consideration, and such certificate shall forthwith be canceled. Any cash deposited with the Disbursing Agent for payment to former stockholders of the Company pursuant to this Agreement which remains unclaimed after the expiration of six months after the Effective Date shall be delivered to the Continuing Corporation by the Disbursing Agent (together with any interest earned thereon) and thereafter the Disbursing Agent shall not be liable to any person claiming the same and former stockholders of the Company shall be entitled to look only to the Company (subject to abandoned property, escheat and other similar laws) for payment of the Merger Consideration upon due surrender of their stock certificates.

     (d) All payments made in respect of shares of Stock of the Company which are made in accordance with the terms of this Article shall be deemed to have been made in full satisfaction of all rights pertaining to such shares of Stock.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer and Sub as follows:

     4.1 Organization and Good Standing. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has full power and authority to carry on its business as it is now being conducted. The Company and each Subsidiary is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

     4.2 Capitalization of the Company. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.10 per share (the "Stock"), of which 4,774,031 shares are issued and outstanding and 1,000,000 shares of Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding as of May 1, 1997. All the outstanding shares of Stock have been validly issued and are fully paid and nonassessable. Except as described in the Company's SEC Reports, (i) no shares of capital stock of the Company are held in treasury, (ii) there are no other issued or outstanding equity securities of the Company and (iii) there are no other issued or outstanding securities of any of the Company convertible at any time into equity securities of the Company. Except for outstanding stock options granted pursuant to the Company's stock option plans, rights pursuant to the Company's Rights Plan and the Warrant, the Company is not subject to any commitment or obligation that would require the issuance or sale of additional shares of capital stock of the Company at any time under options, subscriptions, warrants, rights or any other obligations that require the Company to purchase or redeem any common stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership right in the Company.

     4.3 Subsidiaries. The Company has no Subsidiaries except Hawg Hauling & Disposal, Inc., a West Virginia corporation, Alamco-Delaware, Inc., a Delaware corporation and Phoenix-Alamco Ventures, a West Virginia limited liability company. All of the outstanding shares of capital stock of each of the wholly-owned

Subsidiaries (Hawg Hauling & Disposal, Inc. and Alamco-Delaware, Inc.) are duly authorized, validly issued, fully paid and nonassessable and are owned of record by the Company and fifty percent of the membership interests in Phoenix-Alamco Ventures are owned by the Company. There are no existing options, warrants, calls, commitments or agreements obligating any Subsidiary to issue shares of capital stock of any Subsidiary to any person or that require any of the Subsidiaries to purchase or redeem any common stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock or other ownership interest in any Subsidiary. Except as set forth on Schedule 4.3, neither the Company nor its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

     4.4 Authority; No Conflicts.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company's stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

     (b) Except as described on Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company, or (ii) result in any violation or breach of, or constitute a default under the terms, conditions or provisions of any agreement, indenture, mortgage or instrument to which the Company or any Subsidiary is a party or to which their property is subject, or
(iii) subject to obtaining the approval of the Company's stockholders of the Merger and compliance with the requirements of Section 4.6 below, conflict with or result in any violation of any judgment, order, decree, statute or law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except, in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect.

     (c) Except as contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.5 SEC Filings. The Company has filed all forms, reports and documents required to be filed by the Company with the SEC and has previously furnished to Buyer a true and complete copy of each of (i) its Annual Report on Form 10-K for each of the years ended December 31, 1996, 1995 and 1994, and any amendments thereto, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and the periods ended March 31, June 30 and September 30 in each of the years 1996, 1995 and 1994, and any amendments thereto, (iii) its definitive proxy statement with respect to the annual meeting of stockholders in each of the years 1995 and 1994, and (iv) all other reports or other correspondence filed by it with the SEC pursuant to the Exchange Act, since January 1, 1994, in each case, as filed with the SEC (collectively, together with any forms, reports and documents filed by the Company with the SEC after the date hereof until the Closing, the "Company SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and all applicable regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any statement contained in any Company SEC Report shall be deemed to be modified, corrected or superseded to the extent that a statement contained in any subsequent Company SEC Report modifies, corrects, or supersedes such statement.

     4.6 Consents. Except (i) for filings, consents, approvals and authorizations that the failure to obtain or make would not have a Material Adverse Effect, (ii) as set forth on Schedule 4.6 hereto or (iii) for filings pursuant to the H-S-R Act (to the extent necessary), no filing, consent, approval or authorization of any governmental authority or of any third party on the part of the Company or any Subsidiary is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

     4.7 No Brokers. Neither the Company nor anyone acting on its behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the sale of the Company and the transactions contemplated by this Agreement, other than the Company's engagement of Principal Financial Securities, Inc. as financial advisor to the Company.

     4.8 Proxy Statement. None of the information included in the Proxy Statement (as amended or supplemented) will, at the time the Proxy Statement is mailed or at the time of the meeting of stockholders of the Company to which the Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made with respect to information relating to Buyer or Sub supplied by Buyer or Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects, as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     4.9 Absence Of Changes. Except as disclosed on Schedule 4.9, from March 31, 1997 until the date hereof, there has not been any:

     (a) transaction by the Company or any Subsidiary except in the ordinary course of business as conducted on that date;

     (b) capital expenditure by the Company or any Subsidiary exceeding $2,000,000;

     (c) material adverse change with respect to the Companies;

     (d) destruction, damage to, or loss of any asset of the Company or any Subsidiary (whether or not covered by insurance) that could have a Material Adverse Effect;

     (e) labor trouble affecting the Company or any Subsidiary that could have a Material Adverse Effect;

     (f) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company or any Subsidiary;

     (g) re-valuation by the Company or any Subsidiary of any of its Assets;

     (h) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any of its shares of capital stock;

     (i) increase in the salary or other compensation payable or to become payable by the Company or any Subsidiary to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by the Company or any Subsidiary of a bonus or other additional salary or compensation to any such person except, in each case any increase or payment in the ordinary course of business or pursuant to existing contractual arrangements;

     (j) sale or transfer of any Asset of the Company or any Subsidiary, except in the ordinary course of business;

     (k) amendment or termination of any material Contract, to which the Company or any Subsidiary is a party, except in the ordinary course of business;

     (l) loan by the Company or any Subsidiary to any Person or guaranty by the Company or any Subsidiary of any loan;

     (m) mortgage, pledge or other encumbrance of any Asset of the Company or any Subsidiary other than as provided under existing bank credit arrangements (as identified on Schedule 4.4) or other contracts;

     (n) waiver or release of any material right or claim of the Company or any Subsidiary other than settlements of pending litigation in the ordinary cause;

     (o) issuance or sale by the Company or any Subsidiary of any shares of its capital stock of any class, or of any other of its securities, except upon exercise of outstanding options or warrants for the Company's stock; or

     (p) agreement by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (o).

     4.10 Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, at the date of the most recent audited financial statements of the Company included in the Company SEC Reports, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of such Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     4.11 Tax Returns. Within the times and in the manner prescribed by Law, the Company and each Subsidiary have filed all federal, state and local tax returns required by Law and have paid all taxes, assessments and penalties due and payable. The federal income tax returns of the Company and each Subsidiary have been audited by the Internal Revenue Service for the fiscal year ended December 31, 1993, and the results of that audit are accurately reflected in the financial statements filed with the Company SEC Reports. The provisions for taxes reflected in the financial statements are adequate for any and all federal, state, county and local taxes for the period ending on the date of the financial statements and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by the Company or any Subsidiary.

     4.12 Trade Names and Rights. Schedule 4.12 sets forth all trade names, trademarks, service marks and copyrights and their registrations, owned by the Company or any Subsidiary or in which it has any rights or licenses, together with a brief description of each. To the Company's knowledge, neither the Company nor any Subsidiary has infringed, and is not now infringing, on any trade name, trademarks, service mark, copyright or other right belonging to any other person, firm or corporation. Except as set forth in Schedule 4.12, neither the Company nor any Subsidiary is a party to any license, agreement or arrangement, whether as licensor, licensee, or otherwise, with respect to any trademarks, service marks and trade names or applications for them, or any copyrights. The Company and each Subsidiary own, or hold adequate licenses or other rights to use, all trademarks, service marks, trade names and copyrights necessary for their respective businesses as now conducted by them.

     4.13 Material Contracts. Except for (i) Contracts which are terminable within a year from the date hereof and (ii) Contracts providing for aggregate consideration of less than $250,000 in any fiscal year, Schedule 4.13 sets forth a complete and current list of all material Contracts of the Company and the Subsidiaries.

     4.14 Contracts and Permits. Each material Contract and material Permit is valid and binding upon each party thereto and is in full force and effect according to its terms, and there have been no amendments, modifications or supplements thereto other than such as are specifically described on Schedule
4.14. Except as set forth on Schedule 4.14, to the Company's knowledge, there is no default or claim of default under any material Contract or material Permit and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a default by the Company or any Subsidiary, or any other party thereto, under any material Contract or material Permit, or would permit modification, acceleration or termination of any material Contract or material Permit, or result in the creation of any lien or encumbrance on any of the Assets which would have Material Adverse Effect. Except as indicated on
Schedule 4.14, none of the material Contracts or material Permits will require the consent of or notice to any Person thereto with respect to any of the transactions contemplated hereby, except to the extent that the failure to obtain such consent or provide notice will not have a Material Adverse Effect. None of the material Permits requires the payments of any further extraordinary fees except as listed on
Schedule 4.14, nor, to the Company's knowledge, do any facts or circumstances exist which would indicate that the Company or any Subsidiary will not be entitled to renew any material Permit upon its expiration or would be required to pay an extraordinary fee or charge in connection therewith. Except for the Permits listed on Schedule 4.14 and except where the failure to have such Permits would not have a Material Adverse Effect, no other Permit is required for the operation of the businesses of the Company or any Subsidiaries as presently conducted.

     4.15 Labor Matters. Except as set forth on Schedule 4.15, there are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of them is bound, nor is it nor any of its Subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Except as set forth on Schedule 4.15, to the best knowledge of the Company, since December 31, 1993, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     4.16 Benefit Plans. Neither the Company nor any Subsidiary contributes to or has any current or future liability for any Benefit Plan, except for the Benefit Plans set forth on Schedule 4.16, and they do not, and have not had or contributed to, any Benefit Plans which are "Multiemployer Plans" within the meaning of Sections 3(2) and 3(37)(A) of ERISA or "defined benefit plans" within the meaning of Section 3(35) of ERISA.

     Except as set forth on Schedule 4.16:

     (a) Each Benefit Plan and related trust intending to qualify under Section 401 and 501(a), respectively, of the Code does so qualify in form and operation in all material respects; a favorable determination letter has been received from the Internal Revenue Service with respect to each such plan and trust; and there have been no amendments to the respective plan or trust since the date of such determination letter;

     (b) Each Benefit Plan and each funding medium which may be attendant thereto, including group annuity contracts, has been in all material respects operated and administered in accordance with its provisions and applicable Law;

     (c) The Company has made or will have made prior to the Closing all other contributions or payments required to be paid or accrued with respect to such Benefit Plan;

     (d) Other than routine claims for benefits under the Benefit Plans in the ordinary course of business, there are no actions, suits or claims pending or, to the knowledge of the Company threatened against any Benefit Plan or any of its assets, to the knowledge of the Company there are no actions, suits or claims pending or threatened against any fiduciary of any Benefit Plan and the Company has no knowledge of any facts which could give rise to any such actions, suits or claims which if adversely determined would be expected to have a material adverse effect on the Company or the financial position of any Benefit Plan or qualified status under the Code or ERISA of any Benefit Plan;

     (e) The Company and the Subsidiaries and their respective affiliates, directors, officers, representatives and employees have not, with respect to the Benefit Plans, engaged in any "prohibited transaction" (as such term is defined in the Code and ERISA) which has not been exempted under the statutory as opposed to administrative provisions of Section 408 of ERISA, and, to the Company's knowledge, no such Benefit Plan, related trust, trustee, administrator or other "party-in-interest" (as defined in ERISA) has engaged directly or indirectly, in any transaction to which any sanctions, taxes or penalties on or with respect to prohibited transactions may be imposed under the Code or ERISA;

     (f) The Company and the Subsidiaries and their respective directors, officers, representatives and employees, and, to the best of Seller's knowledge, any other "fiduciary" (as defined in ERISA), has not, with respect to any Benefit Plan, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law which could subject the Company or any of the Subsidiaries, or any of their respective directors or officers to a material liability under ERISA or any Laws; and

     (g) No Benefit Plan provides any material medical, life, disability or other form of welfare benefits to employees or independent contractors of the Company or any Subsidiary beyond termination of their employment with the Company or any Subsidiary, as the case may be, by reason of retirement or otherwise, other than coverage that may be required under Code Section 4980B or
Part 6 of ERISA, or under any continuation of coverage provisions of the laws of any state or locality. The Company and its Subsidiaries have complied with all material requirements under Code Section 4980B and Part 6 of ERISA and all applicable laws of any state or locality with regard to continuation of benefits.

     4.17 Litigation. Except as disclosed on Schedule 4.17, there is no suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or their respective officers and directors (in their capacity as such) nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably foreseen, in the future could have, any such effect.

     4.18 Absence of Sensitive Payments. Since December 31, 1991, neither the Company nor any wholly-owned Subsidiary nor, to the knowledge of the Company, Phoenix-Alamco Ventures, or any of their respective directors, officers, agents, stockholders or employees has:

     (a) made or has agreed to make any contributions, payments or gifts of funds or property through any governmental official, employee or agent where either the payment or purpose of such contribution, payment or gift was or is illegal under applicable Law (foreign or domestic);

     (b) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

     (c) made or had agreed to make any contribution or expenditure, or had reimbursed any political gift or contribution or any expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be in violation of applicable Law.

     4.19 Compliance with Laws. Neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, applicable to the Company or any of its Subsidiaries or their respective business, assets, or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be deemed to have a Material Adverse Effect on the Company.

     4.20 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS ARTICLE 4 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND THE COMPANY EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE COMPANY SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, OR RELATING TO THE TITLE, CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR ANY PURPOSE, WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES OR ITS OR THEIR ASSETS. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, ANY PROPERTIES OF THE COMPANIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THE TITLE TO SUCH PROPERTIES, THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE TITLE RECORDS

AND PROPERTIES OF THE COMPANIES, AND BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OF THE COMPANIES OR THE COMPANIES' TITLE OR RIGHTS THERETO OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY THE COMPANY OR BY THE COMPANY'S AGENTS OR REPRESENTATIVES OR BY ANY OTHER PARTY. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST THE COMPANY AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

     Buyer and Sub hereby jointly and severally represent and warrant to the Company as follows:

     5.1 Organization and Good Standing. Each of Buyer and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each of Buyer and Sub has full power and authority to carry on its business as it is now being conducted.

     5.2 Execution and Effect of Agreement. Each of Buyer and Sub has full power and authority to enter into this Agreement. The consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Buyer and Sub. This Agreement has been duly executed and delivered by Buyer and Sub and constitutes a legal, valid and binding obligation of Buyer and Sub, enforceable against Buyer and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

     5.3 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any of the provisions of the charter or by-laws of Buyer and Sub, (ii) to Buyer's or Sub's Knowledge, violate any provision of applicable law, rule or regulation which violation would have a material adverse effect on the business or financial condition of Buyer or Sub or prevent or materially interfere with Buyer's or Sub's ability to perform hereunder or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any agreement, indenture, mortgage or instrument to which either Buyer or Sub is a party or to which their respective properties are subject, or constitute a default thereunder, except where such conflict, breach, right of termination, acceleration or default would not have a material adverse effect on the business or financial condition of Buyer or Sub or prevent or materially interfere with Buyer's or Sub's ability to perform hereunder.

     5.4 Consents. Except (i) as set forth on Schedule 5.4 hereto, or (ii) for filings pursuant to the H-S-R Act, to the extent necessary, no filing, consent, approval or authorization of any governmental authority or of any third party on the part of Buyer or Sub is required in connection with the execution and delivery of this Agreement by Buyer or Sub or the consummation of any of the transactions contemplated hereby.

     5.5 Availability of Funds. Buyer and Sub have available and will have available on the Closing Date sufficient funds to enable them to consummate the transactions contemplated by this Agreement, including the payment of the Aggregate Merger Consideration. At the Company's request, Buyer and Sub shall provide the Company with evidence reasonably satisfactory to the Company of the availability of such funds.

     5.6 No Brokers. Neither Buyer nor Sub nor anyone acting on their behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the purchase of the Company and the transactions contemplated by this Agreement. Buyer has obtained at its sole expense an opinion from Bear Stearns & Co. in form and substance satisfactory to Buyer as to the consideration payable in connection with the Merger.

     5.7 Proxy Statement and Other Information. None of the information relating to Buyer or Sub which is supplied by Buyer for inclusion in the Proxy Statement (as amended or supplemented) will, at the time the Proxy Statement is mailed or at the time of the meeting of the stockholders of the Company to which the Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is otherwise made by Buyer or Sub with respect to the Proxy Statement.

                                   ARTICLE 6

                        ADDITIONAL PROVISIONS REGARDING
                         REPRESENTATIONS AND WARRANTIES

     6.1 Limitation: No Survival. Except as specifically set forth herein or in any Schedule, Exhibit or other document delivered pursuant hereto, no party has made any representation or warranty with respect to the transactions to be consummated hereunder. The representations and warranties herein shall not survive the Closing.

     6.2 Right to Update Schedules. The Company shall have the right, without being deemed to be in breach of its representations and warranties set forth in this Agreement, to supplement or amend the Schedules to this Agreement with respect to any matter arising after the date hereof or, as to any representation and warranty that is limited to Company's Knowledge, discovered by Company between the date hereof and the Closing Date. Copies of any amended or supplemented Schedules shall be promptly provided to the Buyer. Any such amended or supplemented disclosure shall not give Buyer or Sub the right not to proceed to Closing, unless the facts underlying such amended or supplemented disclosure have a Material Adverse Effect.

     6.3 Schedules and Exhibits. Any fact or item disclosed in any Schedule or Exhibit hereto shall be deemed to have been disclosed in all other Schedules or Exhibits requiring such disclosure and for purposes of all other representations and warranties made herein.

                                   ARTICLE 7

                     ADDITIONAL COVENANTS AND UNDERTAKINGS

     7.1 Stockholder Approval.

     (a) As soon as reasonably practicable following the date of this Agreement, the Company shall take all action necessary in accordance with the Exchange Act, the laws of the State of Delaware and its Certificate of Incorporation and Bylaws to call, give notice of and convene a meeting (the "Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company shall, subject to its fiduciary duties, recommend that the Company's stockholders vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to the Company's stockholders in connection therewith. The Board of Directors of the Company shall, subject to its fiduciary duties, use its reasonable best efforts to solicit and secure from stockholders of the Company such approval and adoption, which efforts include without limitation causing the Company to solicit stockholder proxies therefor and to advise Buyer upon its request from time to time as to the status of the stockholder vote then tabulated.

     (b) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, a preliminary draft of the Proxy Statement. Buyer and Sub shall have an opportunity to preview all filings to be made with the SEC and cooperate fully with the Company in the preparation and filing of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be filed, and no amendment or supplement thereto shall be made by the Company, without in each case, prior consultation with Buyer and Sub. The Company will use its best efforts to have any review of the Proxy Statement conducted by the SEC promptly. As soon as reasonably practicable following the date of this Agreement, the Company shall cause to be mailed a definitive Proxy Statement to its stockholders entitled to vote at the Meeting promptly following completion of any review by, or in the absence of such review, the termination of any applicable waiting period of, the SEC.

     7.2 Further Assurances and Assistance. Buyer, Sub and the Company agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to implement the provisions of this Agreement, whether before, at or after the Closing. The parties agree to cooperate with each other to any extent reasonably required in order to accomplish fully the transactions herein contemplated.

     7.3 Access to Information.

     (a) The Company has made available to Buyer the information requested by Buyer in its letter dated April 24, 1997, as indicated in the Company's correspondence dated May 2, 1997 and May 19, 1997. Buyer acknowledges that the Company, prior to the date of this Agreement, has given Buyer, Sub and their respective employees and counsel full and complete access to all officers, employees, offices, properties, agreements, records and affairs of the Company or otherwise relating to the Business (including but not limited to all of the Company's existing title files, title opinions, division order files, marketing files, accounting and production revenue disbursement files and production, severance and ad valorem tax records), has provided Buyer with all regularly prepared financial statements of the Company and copies of such information concerning the Company and the Business as Buyer and Sub may have reasonably requested.

     (b) The Company from and after the date of this Agreement and until the Closing Date, shall give Buyer, Sub and their respective employees and counsel full and complete access upon reasonable notice during normal business hours, to all officers, employees, offices, properties, agreements, records and affairs of the Company or otherwise relating to the Business, will provide Buyer with all regularly prepared financial statements of the Company, and will provide copies of such information concerning the Company and the Business as Buyer or Sub may reasonably request; provided however, that the foregoing shall not permit Buyer, Sub or any agent thereof to (i) disrupt the Business or (ii) contact any employee of the Company without providing reasonable prior notice to the Company and allowing a representative of the Company to be present. Buyer shall return all copies so made to the Company if the Closing does not occur. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS PREPARED BY THIRD PARTIES AND MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY PURSUANT TO THIS SECTION ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS. NO WARRANTY OF ANY KIND IS MADE BY THE COMPANY AS TO ANY OF SUCH INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO THE COMPANY'S PROPERTIES TO WHICH ANY OF SUCH INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

     (c) To the extent not completed prior to the date of the Agreement, the Company shall make a good faith effort to obtain for Buyer, or Buyer's authorized representatives, upon adequate notice to the Company, physical access to the Company's properties for the purpose of inspecting same. Buyer recognizes that some of the properties are operated by parties other than the Company and that the Company's ability to obtain access to such properties, and the manner and extent of such access, is subject to the consent of such third parties. Buyer agrees to comply fully with the rules, regulations and instructions issued by the Company (and, where properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the properties. If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer's sole risk, cost and expense and Buyer waives and releases all claims against the Company (and its affiliates and the directors, officers, employees, attorneys, contractors and agents of the Company and such affiliates) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless the Company (and its affiliates and the officers, directors, employees, attorneys, contractors and agents of the Company and such affiliates) from any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney's fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters.

     7.4 Conduct of Business Prior to Closing. Except as contemplated by this Agreement, from and after the date hereof the Company shall use commercially reasonable efforts (without requiring the Company to incur material costs or expenses outside the ordinary course of the Business) to conduct such Business in the ordinary course. Except as contemplated by this Agreement or as consented to by Buyer (which consent shall not unreasonably be withheld), from and after the date hereof the Company shall act, and shall cause the Companies to act, as follows:

     (a) The Companies will not adopt any material change in any method of accounting or accounting practice, except as contemplated or required by GAAP;

     (b) The Companies will not amend their charters or by-laws;

     (c) Except (i) for the disposition of obsolete equipment in the ordinary course of business, or (ii) as set forth on Schedule 7.4 hereto, the Companies will not sell, mortgage, pledge or otherwise dispose of any material assets or properties owned or used in the operation of their Business;

     (d) Subject to the provisions of Section 7.7 hereof, the Companies will not merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity;

     (e) Except as provided pursuant to the terms of the Company's Rights Plan or in connection with the exercise of any outstanding stock options and warrants, the Companies will not authorize for issuance, issue or sell any additional shares of its capital stock or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock;

     (f) The Companies will not incur, or agree to incur, any debt for borrowed money other than borrowings under the Company's existing revolving credit facility;

     (g) The Company will not declare, set aside, or pay, directly or indirectly, any dividend, cash or stock, or other distribution in respect to its securities (except in accordance with past practices and without any increase from the previous dividends paid by the Company);

     (h) No stock of the Company shall be redeemed or acquired by the Companies (other than as permitted by subparagraph (e) hereof);

     (i) Except with respect to increases in the salary of employees who are not officers or directors of the Company that arise pursuant to normal merit reviews in the ordinary course of business, between the date of this Agreement and prior to the Closing Date, the Company shall not make any increase in the compensation payable to any employee, officer or director of any of the Companies without the prior approval of Buyer;

     (j) The Company shall not make or cause to be made any amendment to any Benefit Plan;

     (k) The Company shall use commercially reasonable efforts to preserve the business relationships of the Companies, their directors, officers, employees or agents, suppliers, customers, and others having business relations with the Companies;

     (l) The Companies shall use commercially reasonable efforts to develop, maintain and operate the Oil and Gas Properties which are operated by them in a good and workmanlike manner and conduct themselves with respect to the Oil and Gas Properties which are not operated by them in substantially the same manner as heretofore;

     (m) The Company shall use commercially reasonable efforts to maintain the insurance now in force with respect to the Companies (or insurance that is substantially equivalent); and

     (n) The Companies shall use all commercially reasonable efforts to keep the Oil and Gas Contracts (taken as a whole) in full force and effect in all material respects, unless any such Oil and Gas Contract terminates pursuant to its own terms or in the ordinary course of business and to otherwise perform and comply with all of the material covenants and conditions contained in such Oil and Gas Contracts in all material respects (except for good faith disputes).

     7.5 H-S-R Act. Each of Buyer and Sub and the Company shall, within ten Business Days following the date hereof, file, if necessary, duly completed and executed Pre-Merger Notification and Report Forms as required under the H-S-R Act and shall otherwise use their respective best efforts (without requiring any of Buyer, Sub or the Company to incur material costs or expenses) to comply promptly with any requests made by the Federal Trade Commission or the Department of Justice pursuant to the H-S-R Act or the regulations promulgated thereunder. All filing fees and other payments in connection with the H-S-R Act shall be paid by Buyer.

     7.6 Books and Records. Following the Closing, Buyer and Sub shall permit the Company (i) to have reasonable access to the books and records of Buyer and Sub and those retained or maintained by the Company relating to the operation of the Business prior to the Closing or after the Closing to the extent related to transactions or events occurring prior to the Closing, and (ii) to have reasonable access to employees of the Company, Buyer and Sub to obtain information relating to such matters. Buyer and Sub shall maintain such books and records for a period of seven years following the Closing.

     7.7 Inquiries and Negotiations. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore in respect of the acquisition of all or any substantial part of the business and properties of the Company, whether by sale of assets or shares of capital stock of the Company, or by merger, consolidation, recapitalization, liquidation or similar transaction including the Company (each, an "Acquisition Transaction"). The Company shall not, and shall not permit its officers, employees, representatives, or agents to, directly or indirectly, (i) solicit or initiate discussions or negotiations with, or provide any non-public information to, any person other than Buyer or its affiliates concerning an Acquisition Transaction, or (ii) otherwise solicit, initiate or encourage inquiries or the submissions or any proposal contemplating an Acquisition Transaction. The Company shall promptly communicate to Buyer the terms of any inquiry or proposal which it may receive in respect of an Acquisition Transaction. The Company's notification under this Section 7.7 shall include the identity of the person making such proposal or any other such information with respect thereto as Buyer may reasonably request. Nothing contained in this Agreement shall be construed to prohibit the Company from (a), if advised in writing by counsel to be required by fiduciary obligations under applicable law, providing non-public information to, and participating in negotiations with, a Person who has made a bona fide offer to effect an Acquisition Transaction for an all cash purchase price in excess of the Aggregate Merger Consideration and (b) accepting an offer for an Acquisition Transaction which the Board of Directors of the Company, on the advice in writing of its financial advisor, believes is more favorable to the Company's stockholders than the Merger contemplated hereby; provided, however, in the event that an offer for an Acquisition Transaction is accepted by the Company pursuant to this Section, the provisions of Section 10.3 shall be applicable.

     7.8 Indemnification; Director's and Officer's Insurance. After the Effective Time, the Continuing Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law) to each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement payments or liabilities arising out of, or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, in each case to the fullest extent permitted for officers and directors under the Certificate of Incorporation and Bylaws of The Columbia Gas System, Inc. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law or the Certificate of Incorporation or Bylaws of The Columbia Gas System, Inc. shall be made by independent counsel mutually acceptable to the Continuing Corporation and the Indemnified Party. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 7.8 shall apply without limitation to negligent acts or omissions by an Indemnified Party. The Continuing Corporation shall maintain, for not less than five years after the Effective Time, director's and officer's liability insurance with an aggregate limit of liability of $15,000,000 covering each Indemnified Person on terms not materially less favorable than the insurance maintained in effect by the Company on the date hereof in terms of coverage (including without limitation types of claims, time period of claims, exclusions and persons covered), amounts and deductibles and including coverage with respect to claims arising or events which occurred before the Effective Time. Buyer hereby guarantees the payment and performance of the Continuing Corporation's obligations in this Section 7.8 and shall provide the indemnification provided herein only in the event such insurance coverage is not available or such coverage is denied. Each Indemnified Party is intended to be a third party beneficiary of this Section 7.8 and may specifically enforce its terms. This
Section 7.8 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company or under the Company's Certificate of Incorporation or Bylaws.

     7.9 Notice of Default. The Company shall give written notice to Buyer promptly after the Company or any of its Subsidiaries obtains knowledge of the occurrence, or promptly after the receipt by the Company or any of its Subsidiaries of any notice claiming or alleging the occurrence of:

     (a) any event or omission which would result in any of the Company's representations and warranties contained in this Agreement being or becoming materially inaccurate or misleading; or

     (b) any material breach by Company of this Agreement.

     7.10 Benefit Matters After Closing.

     (a) Continuation of Benefits. Buyer shall maintain the Company's existing 401(k) Savings and Protection Plan and medical, life and disability insurance plans until at least December 31, 1997.

     (b) Waiver of Pre-existing Conditions. If any employee of the Company becomes eligible to participate in a medical, dental or health plan of the Buyer (or its affiliates) after the Closing Date, the Buyer shall cause such plan to waive any pre-existing condition limitations for conditions covered under the applicable medical, dental or health plans. If an employee becomes eligible to participate in a group term life insurance plan maintained by the Buyer or its affiliates, the Buyer shall cause such plan to waive any medical certification for such employee up to the amount of coverage provided under Buyer's plans.

     (c) Continuation Coverage. The Continuing Corporation shall perform the duties required of a successor employer with respect to continuation coverage required by Section 4980B of the Code, including, but not limited to, making such coverage available to the employees of the Company on and after the Closing Date upon their termination of employment with the Continuing Corporation to the extent required by law.

                                   ARTICLE 8

          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE

     8.1 Conditions Precedent to the Obligation of Buyer and Sub. The obligation of Buyer and Sub to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

     (a) The Company shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of the Company contained herein, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and Buyer and Sub shall have received an officer's certificate in form and substance satisfactory to Buyer and its counsel of the Company, dated as of the Closing Date, certifying as to the fulfillment of the condition set forth in this
Section 8.1 (a) ("Company's Bring-Down Certificate").

     (b) No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits Buyer or Sub from consummating the transactions contemplated hereby and no proceeding seeking such an order shall have been instituted or threatened.

     (c) All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

     (d) All consents identified on Schedule 4.6 shall have been received.

     (e) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Stock.

     (f) The Rights issued to the stockholders of the Company pursuant to the Rights Plan shall have been redeemed in accordance with the terms of the Rights Plan.

     (g) Buyer shall have received the written opinion of Kirkpatrick & Lockhart LLP, counsel for the Company, dated the Closing Date in form and substance reasonably satisfactory to Buyer and its counsel relating to due incorporation, authorization and noncontravention of the Agreement with Law and material Contracts (and the transactions contemplated thereby) to which the Company is a party.

     (h) Buyer shall have received an opinion from its financial advisor, in form and substance satisfactory to it, to the effect that the Merger is fair from a financial point of view to the Buyer. Buyer acknowledges that it has received such opinion dated as of the date hereof satisfying this condition.

     (i) The Indemnification Agreements between the Company and the individuals identified on Schedule 8.1 (collectively, the "Indemnification Agreements") shall have been amended by the Company and the scheduled individuals to (x) limit the aggregate amount of indemnification provided by such agreements to $15,000,000 and (y) require the Continuing Corporation to obtain and maintain the insurance required by Section 7.8 hereof to insure performance by the Continuing Corporation of its obligations under such amended Indemnification Agreements, it being understood that in no event will the aggregate amount of such indemnification or insurance coverage exceed $15,000,000 with respect to the Indemnification Agreements.

     8.2 Conditions Precedent to the Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

     (a) Each of Buyer and Sub shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of Buyer and Sub contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and the Company shall have received officer's certificates of Buyer and Sub, dated as of the

Closing Date, certifying as to the fulfillment of the condition set forth in this Section 8.2(a) ("Buyer's Bring-Down Certificate").

     (b) No statute, rule, or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits the Company from consummating the transactions contemplated hereby and no proceeding seeking such an order shall have been instituted or threatened.

     (c) All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

     (d) Sub shall have delivered to the Company the Aggregate Merger Consideration.

     (e) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Stock.

     (f) The Rights issued to the stockholders of the Company pursuant to the Rights Plan shall have been redeemed in accordance with the terms of the Rights Plan.

     (g) The Company's Board of Directors shall have received an opinion from its financial advisor, in form and substance satisfactory to the Board, as of the date of this Agreement and as of the mailing date of the Proxy Statement referred to as Section 7.1(b) hereof, to the effect that the Merger is fair from a financial point of view to the stockholders of the Company and such opinion shall not have been withdrawn on or prior to the Closing Date.

     (h) All payments required pursuant to the terms of the Benefits Plans by virtue of the Merger shall have been made.

     (i) Buyer shall have either paid in full all indebtedness owed by the Company to Bank One, Texas, National Association or it shall have obtained the consent of such bank to the Merger.

                                   ARTICLE 9

                                    EXPENSES

     Each party will pay its own fees, expenses, and disbursements and those of its counsel in connection with the subject matter of this Agreement (including the negotiations with respect hereto and the preparation of any documents) and all other costs and expenses incurred by it in the performance and compliance with all conditions and obligations to be performed by it pursuant to this Agreement or as contemplated hereby. The payment of costs and expenses by Buyer or the Company shall not reduce the Aggregate Merger Consideration. Buyer shall cause the Continuing Corporation to make all payments which under this Article were to be paid by the Company on or prior to the Closing Date, but which are not so paid prior to the Effective Time, including, without limitation, fees payable to the Company's financial advisor.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing: (a) by mutual written consent of Buyer, Sub and the Company; (b) by the Board of Directors of the Company if the Board of Directors shall have withdrawn or modified in a manner adverse to Buyer or Sub its approval or recommendation of the Merger in order to approve an Acquisition Transaction with any third party; (c) by the Company if stockholder approval is not obtained or (d) by any party to this Agreement, upon written notice to the other parties, at any time after October 15, 1997 except that the right to terminate this Agreement pursuant to this
Article 10 shall not be available to (A) the Company, if the failure to consummate the Closing on or before such date was caused by or resulted from Company's failure to fulfill any of its obligations under this Agreement or (B) Buyer or Sub, if the failure to consummate the Closing on or before such date was caused by or resulted from Buyer's or Sub's failure to fulfill any of their obligations under this Agreement. Upon such termination, all further obligations of the parties hereto shall become null and void and no party shall have any liability to any other party, unless the basis for such termination was the failure by such party to fulfill its covenants and agreements set forth herein. Notwithstanding anything to the contrary herein, (i) the provisions of the Confidentiality Letter dated as of March 14, 1997 between Buyer and the Company (the "Confidentiality Agreement"), shall remain in effect either until the Closing, if it occurs, or for the stated term thereof, if there is no Closing and (ii) the Escrow Agreement shall remain in effect in accordance with its terms.

     10.2 Deposit Escrow. Notwithstanding anything to the contrary contained in this Agreement, if Buyer or Sub shall default in their respective obligations to consummate this Agreement other than as a result of the failure by the Company to fulfill its obligations under Article 8 of this Agreement, then the Company shall be entitled to receive on demand the Deposit Escrow.

     10.3 Break-Up Fee. In the event that the Company terminates this Agreement pursuant to Article 10.1 (b) above, the Company shall pay to Buyer within ten
(10) days of termination of this Agreement the sum of EIGHT MILLION DOLLARS ($8,000,000) in immediately available funds as directed by Buyer. This obligation shall survive termination of this Agreement and shall be Buyer's sole remedy in the event of termination by the Company pursuant to Article 10.1 (b).

                                   ARTICLE 11

                                    NOTICES

All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed), or (b) sent by Federal Express or other reputable overnight delivery service (for next Business Day delivery), shipping prepaid, as follows:

         If to Buyer or Sub to:

         Columbia Natural Resources, Inc.
         900 Pennsylvania Avenue
         P. O. Box 6070
         Charleston, WV 25362-0070
         Attention: W.H. Harmon, President and CEO

         With a copy to:

         Mr. Neal Pierce, General Counsel
         Columbia Natural Resources, Inc.
         900 Pennsylvania Avenue
         P. O. Box 6070
         Charleston, WV 25362-0070

         If to the Company to:

         Alamco, Inc.
         200 West Main Street
         Clarksburg,WV 26301
         Attention: John L. Schwager, President

         with a copy to:

         Michael C. McLean, Esquire
         Kirkpatrick & Lockhart LLP
         1500 Oliver Building
         Pittsburgh, PA 15222

or to such other Persons or addresses as any Person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by Federal Express or such other overnight delivery service one Business Day after such sending.

                                   ARTICLE 12

                                 MISCELLANEOUS

     12.1 Headings. The headings contained in this Agreement (including but not limited to the titles of the Schedules and Exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires.

     12.2 Schedules and Exhibits. All Schedules, Annexes and Exhibits attached to this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

     12.3 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     12.4 Entire Agreement. This Agreement, the Related Agreements and the documents to be delivered hereunder and thereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof. All negotiations and writings between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein or to be delivered hereunder.

     12.5 Governing Law. This Agreement is to be delivered in and should be construed in accordance with and governed by the laws of the State of Delaware without giving effect to conflict of laws principles.

     12.6 Modification. Except as provided in Section 6.2, this Agreement cannot be modified or amended except in writing signed by each of the parties hereto. After approval of the Merger by the stockholders of the Company, no amendment may be made which decreases the Aggregate Merger Consideration or otherwise materially adversely affects the stockholders of the Company without the further approval of the stockholders of the Company.

     12.7 Successors and Assigns. Neither this Agreement nor any of the rights and obligations hereunder shall be assigned, delegated, sold, transferred, sublicensed, or otherwise disposed of by operation of law or otherwise, without the prior written consent of each of the other parties hereto. In the event of such permitted assignment or other transfer, all of the rights, obligations, liabilities, and other terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the respective successors and assigns of the parties hereto, whether so expressed or not.

     12.8 Waiver. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, but the obligations of the parties with respect hereto shall continue in full force and effect.

     12.9 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provisions shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

     12.10 Announcements. From the date of this Agreement, all further public announcements relating to this Agreement or the transactions contemplated hereby will be made only as agreed upon jointly by the parties hereto, except that nothing herein shall prevent the Company, Buyer or Sub from making any disclosure in connection with the transactions contemplated by this Agreement if required by applicable law or otherwise as a result of its being a public company, provided that prior notice of such disclosure is given to the other party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                            Alamco, Inc.

                                            By:   /s/ JOHN L. SCHWAGER
                                            ------------------------------------
                                            President and CEO

                                            Columbia Natural Resources, Inc.

                                            By:     /s/ W. H. HARMON
                                            ------------------------------------
                                            President and CEO

                                            Appalachian Acquisition Company

                                            By:     /s/ W. H. HARMON
                                            ------------------------------------
                                            President

                                    ANNEX I

                                  DEFINITIONS

     As used in the attached Agreement and Plan of Merger, the following terms shall have the corresponding meaning set forth below:

     a. "Acquisition Transaction" has the meaning set forth in Section 7.7 of the Agreement.

     b. "Aggregate Merger Consideration" means an amount equal to the product of the total number of shares of Stock outstanding immediately prior to the Merger and the Merger Consideration.

     c. "Assets" means properties, privileges, rights, interests and claims for interests therein, tangible and intangible, of every type and description, to and including, trademarks, trade names, labels and brands of the Company and its Subsidiaries.

     d. "Agreement" has the meaning set forth in the preamble to the attached Agreement and Plan of Merger.

     e. "Benefit Plan" means any pension, profit sharing, savings, bonus, phantom stock, severance, incentive, option, insurance, welfare or other employee benefit plans, contracts or arrangements providing for employee or director remuneration or benefits.

     f. "Business" means the natural gas and oil operations of the Company.

     g. "Business Day" means any day on which banks in New York City are open for business.

     h. "Buyer" has the meaning set forth in the preamble to the Agreement.

     i. "Buyer's Bring-Down Certificate" has the meaning set forth in Section 8.2(a) of the Agreement.

     j. "Certificate of Merger" has the meaning set forth in Section 2.1 of the Agreement.

     k. "Closing" has the meaning set forth in Section 2.2 of the Agreement.

     l. "Closing Date" has the meaning set forth in Section 2.2 of the Agreement.

     m. "Code" means the Internal Revenue Code of 1986, as amended.

     n. "Companies" means the Company and each of its Subsidiaries.

     o. "Company" has the meaning set forth in the preamble to the Agreement.

     p. "Company SEC Reports" has the meaning set forth in Section 4.5 of the Agreement.

     q. "Company's Bring-Down Certificate" has the meaning set forth in Section
8.1 (a) of this Agreement.

     r. "Company's Knowledge" means the actual knowledge, with due inquiry being required, of the officers or directors of the Companies.

     s. "Confidentiality Agreement" has the meaning set forth in Section 10(a) of the Agreement.

     t. "Contracts" means any contract or instrument, including without limitation, any mortgages, deeds of trust, notes or guarantees, leases, pledges, liens, charges or conditional sales agreements to which the Person referred to is a party or by which any of its Assets may be bound.

     u. "Disbursing Agent" means Bank One, or such other person as the Company may determine.

     v. "Effective Time" has the meaning set forth in Section 2.1 of the Agreement.

     w. "ERISA" means the Employee Retirement Income Security Act of 1994.

     x. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     y. "GAAP" means generally accepted accounting principles.

     z. "GCL" has the meaning set forth in Section 2.1 of the Agreement.

     aa. "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     bb. "Indemnified Liabilities" has the meaning set forth in Section 7.8 of the Agreement.

     cc. "Indemnified Parties" has the meaning set forth in Section 7.8 of the Agreement.

     dd. "Law" means applicable state and federal law and rules and regulations promulgated thereunder.

     ee. "Material Adverse Effect" shall mean a material adverse effect on the business or financial condition of the Companies taken as a whole.

     ff. "Meeting" has the meaning set forth in Section 7.1 of the Agreement.

     hh. "Merger" has the meaning set forth in the recitals to the Agreement.

     ii. "Merger Consideration" has the meaning set forth in Section 3.1 of the Agreement.

     jj. "Oil and Gas Contracts" means all of the oil and gas leases, operating agreements, unit agreements, farmout agreements, farmin agreements, joint venture agreements, partnership agreements, gas purchase and sale agreements, gas gathering agreements, gas processing agreements, gas transportation agreements, surface leases, licences, permits, rights-of-way, easements, and other contracts and agreements of every nature and kind which are presently in force and effect and which relate to the Oil and Gas Properties.

     kk. "Oil and Gas Properties" means the interests of the Company or any Subsidiary in (i) the Wells, together with the oil and gas leases and lands related to each Well, (ii) the oil and gas leases and lands identified by the Company as being owned by the Company, and (iii) the perpetual mineral interests, term mineral interests, executive rights and other interests in real property identified by the Company as being owned by the Company and its Subsidiaries.

     ll. "Options" has the meaning set forth in Section 3.1(c) of the Agreement.

     mm. "Permit" means any federal or state governmental approval, authorization, certificate, franchise, license or permit.

     nn. "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government (or agency or political subdivision thereof).

     oo. "Proxy Statement" means a proxy statement as contemplated by Rules 14 a-1 et. seq. under the Exchange Act.

     pp. "Related Agreement" means any document delivered at the Closing and any contract which is to be entered into at the Closing or otherwise pursuant to this Agreement, including, without limitation the Confidentiality Agreement.

     qq. "Reserve Report" means the Evaluation of Oil and Gas Reserves for the Interests of Alamco, Inc. in Certain Properties located in Kentucky, Tennessee and West Virginia, effective as of January 1, 1997, prepared by Wright & Company.

     rr. "Rights Plan" means the Company's Preferred Stock Purchase Rights Plan adopted on November 30, 1994.

     ss. "SEC" means the Securities and Exchange Commission.

     tt. "Stock" has the meaning set forth in Section 4.2 of the Agreement.

     uu. "Sub" has the meaning set forth in the preamble to the Agreement.

     vv. "Subsidiary" means any person which is an affiliate within the meaning of the regulations promulgated under the Securities Act of 1933, as such regulations and act are amended or in effect on the date in question.

     ww. "Tax" means any federal, state, local, domestic or foreign income tax, premium tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, employment, payroll or withholding tax, real or personal property tax, windfall profits tax, transfer tax, or other tax, together with and including, without limitation, any and all interest, fines, penalties and additions to tax resulting from, relating to, or incurred in connection with such tax or any content or dispute thereof.

     xx. "Warrant" means the warrant in respect of 50,000 shares of Common Stock of the Company exercisable by Principal/Eppler, Guerin & Turner, Inc., now known as Principal Financial Securities, Inc.

     yy. "Wells" means the oil and gas wells and the units that are identified in the Reserve Report or that are owned by the Company.